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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]



                                February 4, 2002

Argonaut Technologies, Inc.
1101 Chess Drive
Foster City, CA 94404

        RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 4, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the additional 1,877,584 shares and 751,034 shares of your Common Stock, par value $0.0001 per share (collectively, the "Shares"), reserved for issuance pursuant to your 2000 Incentive Stock Plan and 2000 Employee Stock Purchase Plan (collectively, the "Plans"), respectively. As legal counsel for Argonaut Technologies, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

        It is our opinion that the Shares, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner described in the Plans and pursuant to the agreements that accompany each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ WILSON SONSINI GOODRICH & ROSATI